Calculation of Filing Fee Tables
S-8
Metals Royalty Co Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Share, without par value	Other	5,114,593	$ 14.49	$ 74,110,452.57	0.0001381	$ 10,234.65
2	Equity	Common Share, without par value	Other	3,000,000	$ 14.49	$ 43,470,000.00	0.0001381	$ 6,003.21
Total Offering Amounts:						$ 117,580,452.57		$ 16,237.86
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,237.86
Offering Note
[1]	Note 1a: Represents common shares reserved for issuance under The Metals Royalty Company Inc. 2025 Equity Incentive Plan (the "Plan"), including pursuant to the Plan's automatic annual increase provision, which provides that, on January 1, 2026 and each January 1 thereafter, the number of shares reserved for issuance under the Plan will be increased by a number of shares equal to the difference between the number of shares reserved and available for issuance under the Plan and 10% of the Company's outstanding Common Shares as of the immediately preceding December 31, or such lesser number of shares as determined by the Administrator. Note 1b: Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the registrant's common stock as reported on Nasdaq on May 11, 2026.

[2]	Note 2a: Represents Common Shares reserved for issuance pursuant to The Metals Royalty Company Inc. CEO Performance Based Award Plan, consisting of up to 3,000,000 common shares underlying performance-based restricted stock units. Note 2b: See Note 1b.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources